Exhibit 10.1

CONFIDENTIAL

January 19, 2023

Dear Tim,

We are pleased to have you continue as an employee of Evercore Partners Services East, LLC (the “Company” and, together with its affiliates, “Evercore”) as the Chief Financial Officer and a Senior Managing Director of Evercore Inc. (“EVR”). This agreement (this “Agreement”) serves to revise certain terms of your employment with Evercore. Except as otherwise set forth below, the terms and conditions of your employment with Evercore remain unchanged.

Effective Date:	March 6, 2023

Title; Principal Office:	You will serve as the Chief Financial Officer (the “CFO”) and a Senior Managing Director of EVR reporting directly to the Chief Executive Officer (“CEO”) of EVR, and you shall have such specific duties, responsibilities, and authorities consistent with your position, as shall be determined by the CEO of EVR from time to time, including responsibility for Evercore’s financial, tax, internal audit, information technology, investor relations and facilities functions. In addition, you will be a member of the Management Committee. Your primary office will be our New York office.

Base Salary:	Your annual base salary will be $500,000, payable in accordance with the Company’s normal payroll process (prorated for partial years). Your annual base salary will be increased on the same basis as it may be increased from time to time for other similarly situated senior executives of EVR.

Total Guaranteed Minimum Compensation for 2023:	Your total guaranteed compensation for 2023 will be not less than $6.5 million, which includes (a) any regular base pay earned from Evercore during 2023 and (b) your 2023 annual year end discretionary bonus (the “2023 Annual Incentive Bonus”). Your 2023 Annual Incentive Bonus will be paid on or about the date that 2023 Annual Incentive Bonuses are paid to employees generally (expected to be in February 2023, but in all events, before March 15, 2024). 50% of your 2023 Annual Incentive Bonus will be paid in cash and 50% will be awarded in deferred compensation in the form of Restricted Stock Units (“RSUs”). Each RSU will represent the right to receive one share of Class A common stock (“Common Stock”) of EVR in the future (or the equivalent cash value thereof), following satisfaction of vesting conditions. Except as provided below under “Separation of Service Payments,” the payment of the 2023 Annual Incentive Bonus will be subject to the requirement that you be an employee of the Company at the time annual incentive bonuses for such year are paid. Except as otherwise set forth in this paragraph and under “Separation of Service Payments,” the terms of your 2023 Annual Incentive Bonus (including the portion of such bonus payable in RSUs) will follow the terms of 2023 Annual Incentive Bonuses paid to other similarly situated SMDs.

Annual Incentive Bonuses for Years after 2023:	Annual incentive bonuses for years after 2023 will be entirely at Evercore’s discretion, will be based in part on Evercore’s performance and your individual performance and will, in each case, be subject to Evercore’s compensation policies as then in effect.

Separation of Service Payments:

If your employment with Evercore is terminated due to your death or Disability (as defined in the Stock Incentive Plan referenced below), or is terminated by Evercore without “Cause” (as defined below), or is terminated by you with Good Reason (as defined below), then subject to execution and delivery by you (or your estate or personal representative) of a general release of claims against Evercore in a form reasonably prescribed by the Company (but containing no restrictive covenants broader in scope or duration than the ones that you are subject to immediately prior to your termination of employment) and subject further to such release becoming irrevocable within 55 days following the termination of your employment: on the 60th day following your termination of employment (or, if not a business day, the next following business day) (A) solely to the extent not previously paid to you, the Company will pay you (or your estate or personal representative), your minimum 2023 Annual Incentive Bonus (as determined in accordance with this letter); provided, that any portion representing RSUs that have not been issued will be paid in accordance with RSU payment timing terms, and (B) to the extent not already vested, any RSUs issued to you in satisfaction of any portion of your 2023 Annual Incentive Bonus (as determined in accordance with this letter) will then vest in full and be settled in accordance with the terms of the applicable award agreement. You shall also be entitled to all accrued but unpaid salary, accrued but unused vacation (in accordance with EVR policy), incurred but unreimbursed expenses and any announced discretionary bonus for the prior fiscal year which has not then been paid to you.

“Cause” means (i) your material breach of any restrictive covenant (including any provision of the Restrictive Covenants Agreement described below) or any published policy of Evercore applicable to you (including Evercore’s Code of Business Conduct and Ethics); (ii) any act or omission by you that causes you or Evercore to be in violation of any law, rule or regulation related to the business of Evercore, or any rule of any exchange or association of which Evercore is a member, which, in any such case, would make you or Evercore subject to being enjoined, suspended, barred or otherwise disciplined; (iii) your conviction of, or plea of guilty or no contest to, any felony; (iv) your participation in any fraud or embezzlement; (v) gross negligence, willful misconduct by you in the course of employment or your deliberate and unreasonably continuous disregard of your material duties; or (vi) your committing to, or engaging in, any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of Evercore which, in any such case, has a material adverse effect on Evercore; provided, however, that in the case of clauses (i), (ii), (v) and (vi), “Cause” shall not exist if such breach, act or omission, if capable of being cured (in the good faith determination of EVR’s CEO), shall have been cured within ten business days after the Company provides you with written notice thereof.

“Good Reason” means the occurrence of any of the following events without your prior written consent: (i) any material diminution of your title, role, reporting line, authority or responsibilities; (ii) any material failure by Evercore to make or grant to you compensation or awards on the terms and conditions required in this Agreement; or (iii) requiring you to relocate your principal office outside of our New York office; provided, however, that no event will constitute “Good Reason” unless (a) you give notice to the Company, within 60 days after you learn of the event, describing the event in reasonable detail and requesting cure, (b) the event remains uncured for 30 days after you give such notice, and (c) you terminate your employment within 60 days after the cure period expires (for which purpose only you will not be required to comply with any notice requirement included in your Restrictive Covenants Agreement).

Benefits:	You and your dependents will remain eligible to participate in Evercore’s benefits programs, subject to the terms of those programs as in effect from time to time.

Restrictive Covenants:	As an employee of Evercore, you will have access to certain confidential information that remains the property of Evercore. You acknowledge that you have signed a confidentiality, non-solicitation, non-competition and proprietary information agreement as a condition of your employment (“Restrictive Covenants Agreement”), which shall remain in effect.

Withholding:	All amounts paid to you, in whatever form, including but not limited to cash awards, cash bonuses and RSUs, will be subject to withholding for taxes and other deductions to the extent required by law.

Stock Incentive Plan:	All RSUs issued pursuant to this letter will be subject to the terms and conditions of the Second Amended and Restated Evercore 2016 Stock Incentive Plan (as may be amended from time to time) or any successor plan, the award agreement pursuant to which such RSUs are granted, and such other terms and conditions (not inconsistent with this letter) as the Board of Directors of EVR may reasonably specify. For the avoidance of doubt, your age and service with EVR as of the date hereof satisfy the respective age and service conditions for a “Qualifying Retirement” eligibility pursuant to the terms of any award agreements you have received under such 2016 Stock Incentive Plan which contain such term.

Securities Trading and Other Policies:	As part of your employment, you will also be required to follow the Evercore Personal Securities Trading Policy, other published policies of Evercore and all applicable compliance regulations.

Outside Business Interests During Your Employment:	You will not render commercial or professional services to any person or organization, whether or not for compensation, without the prior written consent of Evercore. Also, you will not directly or indirectly participate in any business that is competitive in any manner with the business of Evercore. Evercore specifically consents to your continued service as a member of the Board of Advisors of the Carlson School at the University of Minnesota provided such activity does not unreasonably interfere or conflict with the performance of your duties hereunder.

While we look forward to a long and productive relationship, this offer of employment and the employment relationship is for no specified period and can be terminated by either of us for any or no reason, with or without cause, and with or without notice, at any time, subject to the terms of this letter. The “at will” nature of your employment with Evercore may only be changed in a document signed by you and the Head of the Human Capital Group. Further, your participation in any benefit or incentive program is not to be regarded as assuring you of continued employment for any particular period of time.

Except as otherwise provided in the Restrictive Covenants Agreement, any controversy or claim arising out of or relating to this letter, your employment, any termination of your employment, compensation or any matters related thereto will be resolved by final and binding arbitration as follows: (i) the arbitration of any dispute required to be adjudicated by FINRA will be conducted in accordance with the FINRA Code of Arbitration Procedure for Industry Disputes and (ii) all claims not required to be adjudicated by FINRA, including discrimination claims under any federal, state or local law (including claims of harassment and retaliation under those laws), will be resolved by final and binding arbitration conducted under the auspices and rules of the American Arbitration Association (“AAA”) in accordance with and subject to the AAA Employment Arbitration Rules and Mediation Procedures, in each case, in the Borough of Manhattan, New York City. To the extent not governed by the rules mentioned previously in this paragraph, this letter and the terms of your employment will be construed, interpreted and governed by the laws of the State of New York, excluding the conflicts of laws provisions thereof. BY SIGNING THIS LETTER, YOU AND EVERCORE EACH ACKNOWLEDGE AND AGREE THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, YOU AND EVERCORE ARE GIVING UP YOUR AND ITS RIGHT TO A JURY TRIAL. For the avoidance of doubt, you expressly acknowledge that this agreement to arbitrate disputes pursuant to clause (ii) above includes, but is not limited to, any claims of unlawful discrimination and/or unlawful harassment under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and any other federal, state, or local law relating to discrimination in employment and any claims relating to wage and hour claims or any other statutory or common law claims. Notwithstanding the foregoing, you acknowledge and agree that nothing in this letter will bind you or Evercore to arbitrate any dispute which, by law, may not be the subject of a pre-dispute arbitration agreement, including, but not limited to, any claim under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any claim to workers compensation or unemployment benefits.

You acknowledge that nothing in this letter, or in any agreement between you and Evercore, restricts or prohibits you or Evercore from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. You do not need the prior authorization of Evercore to engage in conduct protected by this paragraph, and you do not need to notify Evercore that you have engaged in such conduct. You further acknowledge that, in connection with any such conduct, you must inform such authority of the confidential nature of any confidential information that you provide, and that you are not permitted to disclose any information that is protected by the attorney-client privilege or any other privilege belonging to Evercore, as Evercore does not waive and intends to preserve such privileges.

Notwithstanding anything in this letter or elsewhere to the contrary, you may at all times retain, and use appropriately (e.g., not in connection with violating your non-competition or non-solicitation obligations), documents relating to your personal entitlements and obligations, as well as your rolodex (and electronic equivalents). This letter sets forth our entire agreement regarding the terms of your employment with Evercore that are set forth herein and supersedes any prior representations or agreements, whether written or oral with respect thereto. This letter may not be modified or amended except by written agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

To indicate your acceptance of our offer and its terms, please sign and date this letter in the space provided at the end of this document, and return it to me. Please retain a copy for your records.

Sincerely,

Evercore Partners Services East, LLC

/s/ John Weinberg

By:	John Weinberg
Its:	Chief Executive Officer

Agreed to and accepted on January 19, 2023:

By:	/s/ Timothy LaLonde

6